Exhibit 10.2

NONDISCLOSURE, NONSOLICITATION AND NONCOMPETITION AGREEMENT

THIS NONDISCLOSURE, NONSOLICITATION AND NONCOMPETITION AGREEMENT (“Agreement”), dated as of November 7, 2021 and effective as of January 1, 2022, is between SANJIV LAMBA (“Employee”) and Linde Inc., for the benefit of Linde Inc. and its Affiliates (collectively referred to herein as the “Company”). Employee and the Company are collectively referred to herein as the “Parties.”

SECTION 1 Reason for Agreement. The industrial gases and other businesses in which the Company participates are intensely competitive. All of the major companies that compete in these businesses are continually searching for competitive advantage that will give them a benefit over their competitors in the marketplace. The Company develops its employees by providing them with training, education, access to the Company’s intellectual property, systems, strategies and other confidential information in order to make them as competitive and effective as possible in performing their jobs for the benefit of the Company’s shareholders and other constituencies with an interest in the Company’s success: its employees, customers, suppliers and the communities in which the Company does business. The loss of an employee represents the loss of a significant investment and competitive asset to the Company, and if the employee is lost to a competitor, that investment could be used against the Company in the competitive marketplace. The purpose of this Agreement is to protect the Company’s investment in its employees, its trade secrets and other strategic Confidential Information (as defined herein) and customers, and to prevent that investment from being used against the Company for a reasonable period of time.

SECTION 2 Consideration. Employee acknowledges that this Agreement is being entered into as a condition of, and in exchange for good and valuable consideration that includes the employment of Employee in a significant management level position with the Company, and compensation and benefits attendant to such position, including continued eligibility to participate in the Variable Compensation Plan (as defined herein). Employee understands and agrees that this position of employment also involves a position of trust and confidence where in reliance on Employee’s promises in this Agreement, Employee will be provided trade secrets and other Confidential Information and access to key business relationships that are critical to the continued success of the Company as a business. Employee acknowledges that information, relationships, goodwill, and other benefits gained by Employee through this position will give Employee an unfair competitive advantage unless Employee complies with the restrictions and covenants applicable to Employee during employment and for a reasonable period of time thereafter, as provided for in this Agreement.

SECTION 3 Loyalty, Confidentiality, Intellectual Property and Business Interests.

3.1 Duty of Loyalty. While employed within the Company, Employee will have a duty of loyalty to the Company that includes: an obligation to promptly notify the Company of business opportunities related to the Company’s business, preserve them for the Company, and not to divert them away from the Company for independent personal gain; an obligation not to compete with the Company or assist any party in efforts to compete with the Company; an obligation not to knowingly cause harm to and/or interfere with key business relationships that the Company depends on (customer, employees, suppliers, distributors, or otherwise); and, an obligation to avoid conflicts of interest and remain in compliance with all Company policies applicable to Employee’s position.

3.2 Nondisclosure and Confidentiality. Employee agrees to keep secret and confidential and to not engage in any unauthorized use or disclosure of Confidential Information during employment and for so long thereafter as the information continues to qualify as Confidential Information under this Agreement.1 Employee will not engage in any use or disclosure of Confidential Information that is not authorized and necessary for the performance of Employee’s job duties for the Company and undertaken in compliance with Company policies. Employee will comply with all Company policies and directives concerning the use, storage, and transfer of Confidential Information. Unless prohibited by law from doing so, Employee will notify the Company as quickly as possible after being served with a subpoena, order, or other legal mandate requiring the production of Confidential Information so that the Company can take reasonable steps to protect its interests. Employee will retain no records of Confidential Information after Employee’s employment ends without written Company authorization to do so.

3.3 Ownership of Intellectual Property. Among other things, Employee is being paid by the employing Company to use Employee’s creative and inventive abilities and capacity for the benefit of the Company. Employee agrees that Employee’s wages as an employee fully compensate Employee for these services, the work product of them, and the assignment of Subject Developments and the other agreements provided for herein. Employee hereby fully and finally assigns all right, title and interest in and to all Subject Developments, and waives any and all claims contrary to the Company’s exclusive ownership and control over the Subject Developments, and any benefits derived therefrom. Employee acknowledges that he has been notified by the Company that the provisions of this Section 3.3 do not apply to any invention with respect to which no equipment, supplies, facility, trade secrets or other Confidential Information of the Company was used and which was developed entirely on Employee’s own time, unless the invention: (a) relates to the Company’s business or actual or demonstrably anticipated research or development; or (b) results from any work performed by Employee for the Company. Nothing herein shall be construed to reduce or eliminate any right the Company would have in any work produced by Employee, alone or with others, absent this Agreement, as work made for hire or otherwise. Employee understands and acknowledges that the copyrights in all copyrightable works prepared or authored by Employee, alone or with others, in the course of employment are owned solely by the Company and Employee will promptly execute all appropriate papers or documents and otherwise provide assistance to enable the Company to secure, maintain, enforce and defend its copyrights.

3.4 Disclosure of Subject Developments. Employee will promptly disclose to the Company all Subject Developments, in writing and in reasonable detail, and to assist in the preparation of and to execute all appropriate papers or documents and otherwise provide proper assistance to enable the Company to secure, maintain, enforce and defend its patents, copyrights and any other legal protection available for such Subject Developments in any and all countries throughout the world.

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If, and only if, an additional time limitation is needed for the restriction on use of Confidential Information to be enforceable then the restriction shall cease to apply for information that does not qualify as a trade secret five (5) years after Employee’s employment ends. Trade secret information will always remain protected from misappropriation and unauthorized use or disclosure for as long as the information qualifies as a trade secret under applicable law irrespective of this Agreement.

3.5 Compliance with Third Party Obligations. Employee will comply with all legal obligations Employee may have with respect to third parties (excluding Affiliates), such as obligations regarding trade secrets or other protected information, and will not undertake any activity on behalf of the Company that would be prohibited by any contractual or common law obligation to a third-party. Employee will not bring into the workplace or import or transfer into the Company’s computer system any trade secrets or otherwise protected proprietary information of another party in violation of the obligations to that party, nor will Employee use or disclose such information in the performance of duties for the Company in violation of the obligations that apply to the information.

3.6 Computer Access / Return of Company Property. Accessing Company computers or data systems to compete or to prepare to compete is unauthorized access, strictly prohibited, and may lead to civil and/or criminal penalties. Upon termination of employment or earlier if so requested by the Company, Employee will promptly return all items of Company property, including all records of Confidential Information and Subject Developments, computers, tablets, cell phones, keys, pass-cards, and similar items, to the Company, and allow Company access to any devices or accounts under Employee’s control where Confidential Information has been stored so that the Company can confirm its removal.

SECTION 4 Protective Covenants. Employee agrees that the following “Protective Covenants” are (a) ancillary to the other enforceable agreements contained in this Agreement, and (b) reasonable and necessary to protect legitimate Company business interests:

4.1 Restriction on Interfering with Employee Relationships. Employee agrees that for a period of two (2) years following the end of his employment with the Company, Employee will not interfere with the Company’s business relationship with a Covered Employee, by soliciting or communicating with such an employee to induce or encourage him or her to leave the Company’s employ (regardless of who first initiates the communication), by helping another person or entity evaluate a the Covered Employee as an employment candidate, or by otherwise helping any person or entity hire a Covered Employee away from the Company; unless a duly authorized Company officer gives Employee written authorization to do so. The Parties agree this restriction is inherently reasonable and limited by geography because it is limited to the places and/or locations of the Company employees.

4.2 Restriction on Interfering with Customer Relationships. Employee agrees that for a period of two (2) years following the end of his employment with the Company, Employee will not interfere with the Company’s business relationships with a Covered Customer, by soliciting or communicating (regardless of who initiates the communication) with a Covered Customer to induce or encourage the Covered Customer to: (a) stop or reduce doing business with the Company, or (b) to buy a Conflicting Product or Service; unless a duly authorized Company officer gives Employee written authorization to do so. The Parties agree this restriction is inherently reasonable and limited by geography because it is limited to the places and/or locations where the Covered Customers are present and do business.

4.3 Restriction on Unfair Competition. Employee agrees that for a period of two (2) years following the end of his employment with the Company, Employee will not participate in, supervise, or manage (as an employee, consultant, contractor, officer, owner, director, or otherwise) Competing Activities in the Restricted Area.

4.4 Notice Obligations Regarding Protective Covenants.

(a) While employed by the Company, and for two (2) years thereafter, Employee will advise any prospective employer that Employee is pursuing employment with or otherwise considering providing Employee’s personal services to (as a consultant, director, or otherwise), of the restrictions in this Agreement (including but not limited to all of the terms contained in this Protective Covenants section). Both Parties will be entitled to provide any such prospective employer with the Party’s opinion regarding the application of this Agreement notwithstanding whether Employee has complied with his obligations under this section.

(b) While employed by the Company, and for two (2) years thereafter, Employee will: (i) give the Company written notice at least thirty days prior to going to work for a Competitor; (ii) provide the Company with sufficient information about his new position to enable the Company to determine if Employee’s services in the new position would likely lead to a violation of this Agreement; and (iii) within thirty days of the Company’s request, participate in a mediation or in-person conference to discuss and/or resolve any issues raised by Employee’s new position.

4.5 Survival of Protective Covenants. This Agreement will continue in effect despite any changes in position, terms or conditions of Employee’s employment, and will automatically renew upon Employee’s re-employment by the Company. The existence of any claim or cause of action against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of Employee’s obligations under this Agreement Employee’s post-employment obligations under this Agreement will survive the termination of Employee’s employment or this Agreement, regardless of the cause of the termination or which Party terminates the relationship.

4.6 Fairness Extension for Protective Covenants. If Employee violates one of the post-employment restrictions in this Agreement on which there is a specific time limitation, the time period for that restriction will be extended by one day for each day Employee violates it, up to a maximum extension equal to the length of time prescribed for the restriction, so as to give the Company the full benefit of the bargained-for length of forbearance.

SECTION 5 Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned to them below:

5.1 “Affiliate” means any legal entity, organization, or business unit thereof, that controls, is controlled by, or is under common control with Linde Inc., within the meaning of an “affiliate” as defined in Rule 405 of the Securities Act of 1933.

5.2 “Competing Activities” are any activities or services undertaken on behalf of a Competitor (as an employee, owner, operator, consultant, director or otherwise) that (a) involve duties or responsibilities that are the same as or similar in function or purpose to those Employee performed or managed for the Company in the Look Back Period, (b) involve ownership, financing, management, or other substantive participation in the business decisions of a Competitor, (c) that involve the research, development, sale or distribution of a Conflicting Product or Service, (d) that involve the use of Employee’s name, image or affiliation with a Competitor to promote the business of the Competitor, or (e) that are otherwise likely to result in the use or disclosure of Confidential Information.

5.3 “Competitor” refers to any person, entity, or organization that is engaged in the same business as the Company or a business that is so similar that it involves developing, selling, or otherwise providing a Conflicting Product or Service in the Restricted Area.

5.4 “Confidential Information” refers to an item of information or compilation of information in any form (tangible or intangible) related to the Company’s business that Employee first acquires or gains access to as a consequence of his employment or other association with the Company if the Company has not made it public or authorized public disclosure of it, and it is not readily available to persons outside the Company through proper means who are not obligated to keep it confidential. “Confidential Information” includes but is not limited to: (i) any technical or business information, know-how or trade secrets, patentable or not, in any form, including, but not limited to, data; diagrams; business, marketing or sales plans; notes; drawings; models; prototypes; specifications; manuals; memoranda; reports; internal customer lists, customer or vendor information; pricing or cost information; and computer programs, systems and applications, which are furnished to Employee by the Company or that Employee procures, prepares, or develops, alone or with others, in the course of employment; and (ii) records and information related to Subject Developments other than the information filed in public patent, copyright, or similar registrations. Confidential Information does not include information that (a) is or becomes publicly known by means other than Employee’s failure to live up to his obligations under this Agreement, or through other unlawful or improper means (as defined under the Uniform Trade Secrets Act); (b) was known to Employee prior to disclosure to Employee by or on behalf of the Company and Employee can prove it; or (c) is received by Employee in good faith from a third party (not an Affiliate) which has no obligation of confidentiality to the Company. The Company’s confidential exchange of Confidential Information with a third party for business purposes will not remove it from protection under this Agreement.

5.5 “Conflicting Product or Service” is a product and/or service that is the same as, or so similar to the Company’s products and/or services that it can replace, eliminate or reduce business opportunities for, or otherwise compete with products and/or services (existing, under development or in planning) that are part of the Company’s business during the Look Back Period and that remain a part of the Company’s business during the period of enforcement.

5.6 “Covered Customer” refers to a customer of the Company that Employee has business-related contact or dealings with, supervises contact or dealings with, or with respect to which Employee has access to Confidential Information, in the Look Back Period. A customer refers to a person or entity who does business with the Company or agrees to do business with the Company during the Look Back Period, and one with whom the Company is actively engaged in ongoing negotiations or communications about prospective business dealings as of date Employee’s employment with the Company ends.

5.7 “Covered Employee” refers to an individual who is providing his or her personal services to the Company as an employee or independent contractor and who Employee works with, gains knowledge of, or with respect to which Employee has access to Confidential Information in the Look Back Period. A Covered Employee who resigns from employment with the Company will continue to be treated as Covered Employee for a period of six months after his or her employment ends for purposes of the restrictions in Section 4.1 (the Employee’s noninterference obligation).

5.8 “Look Back Period” refers to the last two year’s Employee’s employment with the Company (inclusive of any period of employment with a predecessor entity acquired by the Company), or any lesser period of time that Employee has been so employed if Employee has not been so employed for two years or more.

5.9 “Restricted Area” is the United States and the additional areas within Africa, Asia, Australia, Europe, North America, and South America where the Company markets (either individually, through subsidiaries, and/or through strategic alliances or partner companies) its products and services at any time during the Look Back Period, unless the Company has completely ceased to do business in that country. The Parties agree that, at the time of execution of this Agreement, the Restricted Area includes, but is not necessarily limited to: Algeria, Argentina, Aruba, Australia, Austria, Bahrain, Bangladesh, Belgium, Bolivia, Botswana, Brazil, Bulgaria, Canada, Chile, China, Colombia, Costa Rica, Curacao, Cyprus, Czech Republic, Denmark, Dominican Republic, Ecuador, Estonia, Finland, France, Germany, Greece, Hong Kong, Hungary, Iceland, India, Indonesia, Ireland, Italy, Japan, Kazakhstan, Kenya, Latvia, Lithuania, Malawi, Malaysia, Mexico, Mozambique, Namibia, Netherlands, New Zealand, Nigeria, Norway, Oman, Panama, Papua New Guinea, Paraguay, Peru, Philippines, Poland, Portugal, Romania, Russia, Saudi Arabia, Serbia, Singapore, Slovakia, Solomon Islands, South Africa, South Korea, Spain, Sri Lanka, Swaziland, Sweden, Switzerland, Taiwan, Tanzania, Thailand, Tunisia, Turkey, Uganda, United Arab Emirates, United Kingdom, United States, Uruguay, Venezuela, Vietnam, and Zambia..

5.10 “Subject Developments” means all inventions, discoveries, improvements, developments, technical information, original works of authorship, source code or computer programs, business methods, ideas and know-how (patentable or not), made, developed, invented, discovered or conceived by Employee during the period of Employee’s employment with the Company, alone or with others, whether during regular working hours or not, that: (a) relate to the business of a Company or their actual or demonstrably anticipated research and development activities; (b) are developed or discovered with the assistance of Confidential Information, tools, equipment, or other resources of the Company; or (c) are suggested by, relate to, or result from, any work performed by me, alone or with others for the Company.

5.11 “Variable Compensation Plan” means the Linde plc Annual Variable Compensation Plan, Effective January 1, 2019, as may be amended from time to time, or any successor variable compensation plan adopted by the Company.

SECTION 6 Remedies. The Parties acknowledge that a breach of Employee’s obligations under this Agreement would cause significant damage to the Company, and that a large portion of this damage would be immeasurable in nature and irreparable harm that is not readily quantified. Accordingly, if Employee breaches or threatens to breach this Agreement, the Company will be entitled to: (a) an order of specific performance or declaratory relief; (b) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction; (c) damages; (d) attorney’s fees and costs incurred in obtaining relief; and (e) any other legal or equitable relief or remedy allowed by law, from a duly authorized court or arbitrator (adjudicator). One Thousand Dollars ($1,000.00) is the agreed amount for the bond to be posted if an injunction is sought by the Company to enforce the restrictions in this Agreement with respect to Employee. The Company will be deemed the prevailing Party if it is awarded any of the relief requested in such a proceeding even if some of the relief requested is also denied. Employee agrees that if he challenges the enforceability of the Protective Covenants in Section 4 of this Agreement and any such provision is found to be unenforceable then Employee will owe the Company an amount equal to the sum of any and all payments that Employee has received under the Variable Compensation Plan during the two (2) year period immediately preceding the end of Employee’s employment with the Company.

SECTION 7 Additional Implementing Terms and Conditions.

(a) Linde Inc. and all Affiliates are understood to be beneficiaries of this Agreement with the right to enforce this Agreement to protect their legitimate business interests. References to legitimate business interests of the Company (such as employees, customers, Subject Developments, trade secrets and Confidential Information of the Company) will be understood to include those of the Affiliates where Employee has had material involvement with them or access to Confidential Information related to them. The Agreement will inure to the benefit of the Company’s successors in interest, Affiliates, subsidiaries, parents, purchasers, or assignees, and may be enforced by any one or more of same, without need of any further authorization or agreement from Employee. Employee expressly agrees to the assignment of this Agreement and all rights and obligations hereunder, including, but not limited to, an assignment in connection with any merger, sale, transfer or acquisition consummated by the Company or any Affiliate, or relating to all or part of its assets or the assets of an Affiliate. If Employee becomes employed with an Affiliate without signing a new agreement, the Affiliate shall be treated the same as the original employer Company under this Agreement. Employee’s obligations under this Agreement are personal in nature and cannot be assigned or transferred by Employee without the consent of the Company.

(b) Employee’s obligations under this Agreement are independent and severable obligations. If an adjudicator (court or binding arbitrator) determines that a restriction provided for in this Agreement cannot be enforced as written due to over breadth (such as time, scope of activity, or geography) within the relevant adjudicator’s jurisdiction, the Parties hereby expressly agree to consent to the adjudicator’s enforcement of the restrictions to such lesser extent as would make the restriction reasonable and enforceable and/or agree to the reformation of the restriction (for purposes of that jurisdiction only) so that it can enforced to the fullest extent possible to protect the legitimate business interests of the Company. If, despite the foregoing, any provision in this Agreement is adjudicated to be void, illegal or unenforceable, then it shall be severed and all other provisions contained in this Agreement shall remain in full force and effect as if the offending provision was never contained in this Agreement.

(c) If either Party waives his, her, or its right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that Party’s right to pursue a claim for a subsequent breach. The Agreement may not be waived, modified, altered or amended except by written agreement of all Parties or by court order.

(d) Neither Party is relying upon any representations, statements, or materials not contained within this Agreement in deciding to enter into this Agreement. Except where otherwise expressly indicated, the Agreement contains the Parties’ entire agreement concerning the matters covered in it; provided, however, that this Agreement shall supplement and not replace or eliminate restrictions on Employee’s permissible employment and post-employment activities that may be applicable as a result of the limitations or restrictions in a benefit plan, incentive compensation plan, equity participation program or agreement, intellectual property assignment agreement, independent change of control or severance agreement arrangement, or comparable set of benefits provided to Employee separate from this Agreement.

(e) The laws of the State of Connecticut will govern the Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties, regardless of any conflicts of law principles of any state or country to the contrary. The exclusive venue for any legal action arising from this Agreement will be the state or federal courts of Connecticut; provided, however, that this provision shall not control any mandatory arbitration pursuant to Section 8. Subject to Section 8, Employee stipulates and consents to the state or federal courts of Connecticut’s personal jurisdiction over him or her, and waives his right to objection to the location of legal proceedings related to this Agreement in Connecticut.

SECTION 8 Arbitration. The Parties agree that if Employee is not resident in the United States at the time any legal claim related to or arising from this Agreement arises or is first discovered to be subject to prosecution by the Party who holds the cause of action, then the legal action shall be resolved exclusively in an arbitration through the Commercial Arbitration Rules of the American Arbitration Association and not in a court of law; provided, however, that the Parties may agree to an alternative arbitration service and set of rules. This agreement to arbitration is entered into in accordance with Federal Arbitration Act (“FAA”) and will be enforced within the United States in accordance with the FAA. The Parties acknowledge that this is an agreement in writing under which the Parties have undertaken to submit to arbitration all or any differences which have arisen or which may arise between them in respect of a defined legal relationship, whether contractual or not, concerning a subject matter capable of settlement by arbitration and shall be enforced outside of the United States in accordance with New York Convention of 1958. All arbitration proceedings shall be in English and any decision resulting from same shall be enforceable under the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (“The New York Convention”) outside the United States and under the Federal Arbitration Act within the United States.

SECTION 9 Rights and Duties Preserved. Nothing in this Agreement will be construed to create a contract of employment for a definite period of time or to prohibit either Party from having the freedom to end the employment relationship at-will, with or without cause. Nothing in this Agreement shall be construed to limit or reduce any common law or statutory duty Employee would otherwise owe to the Company absent this Agreement or eliminate any remedies available to the Company for a violation of such duties.

The Parties acknowledge that they have had the opportunity to seek advice from legal counsel, and by signing below they acknowledge that they have read and understand the Agreement and agree to be legally bound by it.

AGREED:

EMPLOYEE: /s/ Sanjiv Lamba Sanjiv Lamba	LINDE INC. By: /s/ David Strauss David Strauss Vice President & Chief Human Resources Officer
Date: November 7, 2021